Exhibit 5

Sealed Air Corporation

200 Riverfront Boulevard

Elmwood Park, New Jersey 07407

Telephone (201) 791-7600/Telefax (201) 703-4113

August 8, 2008

Sealed Air Corporation

200 Riverfront Boulevard

Elmwood Park, New Jersey 07407

Greetings:

I am the Vice President, General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the “Corporation”), and as such have represented the Corporation in connection with a Registration Statement on Form S-8 (the “Registration Statement”) of the Corporation providing for the registration under the Securities Act of 1933, as amended, of 3,200,000 additional shares of the Corporation’s Common Stock, par value $0.10 per share (the “Common Stock”).  Of the total of 3,200,000 shares of Common Stock being registered, 3,000,000 shares (the “Shares”) represent additional authorized but unissued shares of Common Stock that are available for awards to be made under the 2005 Contingent Stock Plan of Sealed Air Corporation (the “Plan”), as amended effective May 20, 2008.  The Shares are in addition to the 5,200,000 shares (after adjusting for the Company’s stock split effected in March 2007) of the Common Stock registered on the Company’s Form S-8 filed on July 26, 2005 (Commission File No. 333-126890) relating to the Plan prior to such amendment.

I have been advised that the authorization of the Shares for issuance under the amended Plan was approved by the board of directors of the Corporation (the “Board of Directors”) on February 19, 2008, subject to the approval of the amended Plan by the stockholders of the Corporation (the “Stockholders”) at the 2008 annual meeting (the “Annual Meeting”), which approval was obtained on May 20, 2008.

As counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the amended Plan, the resolutions adopted by the Board of Directors on February 19, 2008 approving and adopting the amended Plan and authorizing the reservation for issuance of the Shares under the amended Plan and the listing of the Shares on the New York Stock Exchange, Inc., and a resolution adopted by the Stockholders at the Annual Meeting approving the amended Plan. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have deemed necessary in order to enable me to render this opinion.

As to factual matters, I have relied on originals or copies authenticated to my satisfaction of the documents referred to above and such other documents as I have considered necessary to form a basis for rendering this opinion.

Based on the foregoing, I am of opinion that:

1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

2. The Shares, when sold pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to me in Item 5 of the Registration Statement.

Very truly yours,

/s/ H. Katherine White
H. Katherine White
Vice President, General Counsel and Secretary